                                  EXHIBIT 10.18



                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                                  GARY WOFFORD
                                  LARRY WOFFORD
                                  DARLENE LYLE
                                  GAYLA JESSUP
                                 STANLEY WOFFORD

                WITH RESPECT TO ALL OF THE ISSUED AND OUTSTANDING
                                CAPITAL STOCK OF

                      WOFFORD COASTAL ELECTRIC MOTORS, INC.


                                       AND


                           TPS COASTAL ELECTRIC, INC.





                             DATED DECEMBER 4, 2000


                                     EX-55

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
STOCK PURCHASE AGREEMENT..................................................   1

RECITALS:.................................................................   1

AGREEMENT:................................................................   1
   1.   Agreement to Sell and Purchase.  .................................   1
        1.1.     Purchase of Shares from Shareholders.....................   1
        1.2.     Further Assurances.......................................   1
        1.3.     Closing..................................................   2
   2.   Consideration to be Paid by Buyer.................................   2
        2.1.     Purchase Price for Shares................................   2
        2.2.     Payment of Purchase Price................................   2
        2.3.     Purchase Price Adjustment................................   3
        2.4.     Pre-Closing Distribution of Supply Business..............   4
   3.   Representations and Warranties of Sellers.  ......................   5
        3.1.     Organization and Good Standing...........................   5
        3.2.     Authorization of Agreement...............................   5
        3.3.     Ownership of Shares......................................   5
        3.4.     Capitalization...........................................   5
        3.5.     Financial Condition......................................   6
        3.6.     Property of the Company..................................   7
        3.7.     Agreement Not in Breach of Other Instruments.............   9
        3.8.     Employment Agreements; and Employee Benefits.............   9
        3.9.     Labor and Employment Matters.............................  11
        3.11.    Contracts................................................  12
        3.12.    Regulatory Approvals.....................................  13
        3.13.    Compliance with Law......................................  13
        3.14.    Indebtedness from Employees..............................  14
        3.15.    Accounts Receivable......................................  14
        3.16.    Insurance................................................  14
        3.17.    Powers of Attorney and Suretyships.......................  14
        3.18.    No Undisclosed Liabilities...............................  14
        3.19.    Environmental Matters....................................  15
        3.20.    Conflicts of Interest....................................  15
        3.21.    Taxes....................................................  16
        3.22.    Other Information........................................  20
   4.   Representations and Warranties of Buyer.  ........................  20
        4.1.     Organization.............................................  20
        4.2.     Corporate Authority......................................  20
        4.3.     Agreement Not in Breach of Other Instruments.............  20


                                     EX-56

        4.4.     Regulatory and Other Approvals...........................  21
   5.   Certain Understandings and Agreements of the Parties.  ...........  21
        5.1.     Cooperation in Litigation................................  21
        5.2.     Tax Matters..............................................  21
        5.3.     Employment Agreements....................................  23
        5.4.     Agreement with Respect to McAllen Property...............  23
   6.   Indemnification.  ................................................  25
        6.1.     Indemnification by Sellers...............................  25
        6.2.     Indemnification by Buyer.................................  26
        6.3.     Claims for Indemnification...............................  27
        6.4.     Defense by Indemnifying Party............................  28
        6.5.     Manner of Indemnification................................  28
        6.6.     Limitation on Indemnification............................  28
   6.7. Sole Basis for Recovery...........................................  29
   6.8. Joint and Several Liability.......................................  29
   7.   Documents To Be Delivered At Closing.  ...........................  29
        7.1.     Closing Documents Delivered by Sellers...................  29
        7.2.     Closing Documents Delivered by Buyer.  ..................  30
   8.   Miscellaneous.  ..................................................  30
        8.1.     Notices..................................................  30
        8.2.     Assignability and Parties in Interest....................  32
        8.3.     Governing Law............................................  32
        8.4.     Counterparts.............................................  32
        8.5.     Indemnification for Brokerage............................  32
        8.6.     Publicity................................................  32
        8.7.     Complete Agreement.......................................  32
        8.8.     Interpretation...........................................  33
        8.9.     Severability.............................................  33
        8.10.    Knowledge: Due Diligence Investigation...................  33
        8.11.    Expenses and Transactions................................  33
        8.12.    Limit on Interest........................................  33
        8.13.    Submission to Jurisdiction...............................  33
        8.14.    Arbitration..............................................  33
        8.15.    Waiver of Punitive Damages...............................  34


                                     EX-57

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 4th day of December, 2000 by and among Gary Wofford, Larry Wofford, Darlene Lyle, Gayla Jessup and Stanley Wofford (collectively, the "Sellers"), being all the shareholders of Wofford Coastal Electric Motors, Inc., a Texas corporation (the "Company"), and TPS Coastal Electric, Inc., a Texas corporation ("Buyer").


                                    RECITALS:

         (1) Sellers own all outstanding shares of the common stock, par value $1.00 per share (the "Shares"), of the Company.

         (2) The Company is engaged in the business of repairing, servicing, marketing and selling electric motors primarily to energy-related businesses.

         (3) Sellers desire to sell to Buyer the Shares, and Buyer desires to acquire the Shares on the terms and conditions hereinafter set forth.


                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereto covenant and agree as follows:

         1.       AGREEMENT TO SELL AND PURCHASE.

                  1.1.     PURCHASE OF SHARES FROM SHAREHOLDERS.

                  On the terms and subject to the conditions set forth herein, Sellers hereby sell, transfer, convey, assign and deliver to Buyer, free and clear of all liens, pledges, encumbrances and claims whatsoever, and Buyer hereby purchases, acquires and accepts from Sellers all the Shares. Sellers shall deliver to Buyer certificates representing the Shares, duly endorsed for transfer at the Closing (as defined in Section 1.3 hereof).

                  1.2.     FURTHER ASSURANCES.

                  From time to time after the Closing, Sellers and Buyer, and each of their respective affiliates, will execute and deliver to the other party such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments as may be reasonably requested by counsel for Buyer or Sellers in order to vest in Buyer all right, title and interest of Sellers in and to the Shares and otherwise in order to carry out the purpose and intent of this Agreement.

                  1.3.     CLOSING.

                  The closing (the "Closing") of the transactions herein contemplated shall take place at the offices of Porter & Hedges, L.L.P., 700 Louisiana, 34th Floor, Houston, Texas 77002 and be effective as of 12:01 a.m., local time, on the date hereof (the "Closing Date"). All actions taken and all documents delivered at the Closing shall be deemed to have occurred simultaneously.

         2.       CONSIDERATION TO BE PAID BY BUYER.

                  2.1.     PURCHASE PRICE FOR SHARES.

                  The purchase price for the Shares shall be an amount (the "Purchase Price") equal to $3,575,000, plus (a) the Company Debt (as hereinafter defined), plus or minus, (b) any Adjustment Amount (as defined


                                     EX-58
         in Section 2.3). The "Company Debt" means an amount equal to all principal and accrued but unpaid interest as of the date hereof with respect to the debt obligations of the Company set forth in Schedule 2.1(a). At closing, the Shareholders shall pay or cause to be paid the indebtedness set forth in Schedule 2.1(b).

                  2.2.     PAYMENT OF PURCHASE PRICE.

                           2.2.1.   CASH TO SELLERS.

                           At the Closing, Buyer shall pay in immediately
                  available funds by wire transfer (pursuant to the instructions set forth on Schedule 2.2.1) to Sellers the Purchase Price, less the Escrow Amount (as defined in Section 2.2.2), to the separate accounts of Sellers in the following percentages:

                  NAME

                  Gary Wofford                          30.0%
                  Larry Wofford                         17.5%
                  Darlene Lyle                          17.5%
                  Gayla Jessup                          17.5%
                  Stanley Wofford                       17.5%

                           2.2.2. HOLDBACK. Buyer shall hold back from the
                  Purchase Price $200,000 (the "Holdback Amount"), which shall be subject to indemnification claims of Buyer pursuant to
                  Section 6 and the purchase price adjustment described in
                  Section 2.3. The Holdback Amount, after taking into account any claims pursuant to Section 6 and any Adjustment Amount (as defined in Section 2.3) payable to Buyer to the extent not paid by Sellers, shall be paid to Sellers with interest of 6% per annum as follows:

                                    2.2.2.1.Upon the expiration of six months
                           after the Closing, Buyer shall pay to Sellers, in the percentages set forth in Section 2.2.1, 50% of the Holdback Amount, less any amounts claimed pursuant to
                           Section 6 by Buyer on or prior to such date and any Adjustment Amount payable to Buyer to the extent not previously paid by Sellers, plus interest accrued on any such amount as provided in Section 2.2.3. On the first anniversary of the Closing, Buyer shall pay to the Sellers, in the percentages set forth in Section 2.2.1, the remaining Holdback Amount, less any amounts claimed pursuant to Section 6 by Buyer on or prior to such date and any Adjustment Amount payable to Buyer to the extent not previously paid by Sellers, plus interest accrued on such amount as provided in Section 2.2.3.

                                    2.2.2.2. Buyer agrees that it will not apply
                           the Holdback Amount to any indemnification claims of Buyer pursuant to Section 6 or the purchase price adjustment described in Section 2.3 unless the parties hereto have reached a mutual written agreement with respect to any claim relating to such matters.

                  2.3.     PURCHASE PRICE ADJUSTMENT.

                           2.3.1. On or before 45 days after the Closing Date,
                  Buyer shall prepare and deliver to Sellers, from the Company's books and records and from a physical inventory conducted under the supervision of Buyer with the assistance of Sellers on or about the date hereof (the "Physical Inventory") and on a basis consistent with the preparation of the July 31, 2000 financial information provided to Buyer by Sellers (as set forth in Schedule 3.5.1, the "Company's July 31, 2000 Financial Statement"), a balance sheet for the Company as of the close of business on November 30, 2000 (the "Closing Financial Statement"), in order to determine the Adjustment Amount (as defined in Section 2.3.3). Sellers shall review the Closing Financial Statement to determine if the Closing Financial Statement has been prepared based upon the books and records


                                     EX-59
                  of the Company and the Physical Inventory and that the numbers reflected therein are accounted for using the same method of accounting used by the Company to prepare the Company's July 31, 2000 Financial Statement. Sellers shall have the right to assist and consult with Buyer in the preparation of the Closing Financial Statement.

                           2.3.2. At Sellers' expense, Barbara Sliva ("Sliva")
                  may assist Sellers in reviewing the Closing Financial Statement. Upon reasonable notice and during reasonable business hours, Buyer shall allow Sellers and Sliva access to the persons involved in the preparation of the Closing Financial Statement and the Company's July 31, 2000 Financial Statement and to all of their workpapers so as to permit Sellers and Sliva to make copies of such workpapers supporting the amounts included in the Closing Financial Statement and to reasonably review the accounting procedures, tests, methods and approaches utilized by Buyer.

                           2.3.3. On or before the 15th day following delivery
                  of the Closing Financial Statement pursuant to Section 2.3.1, Sellers shall notify Buyer in writing of any objections to the Closing Financial Statement (and the determination of the Adjustment Amount) as not complying with the requirements of
                  Section 2.3.1, specifying in reasonable detail any such objections (a "Dispute Notice"). If (i) Sellers do not deliver a Dispute Notice within the time period specified above for delivery of a Dispute Notice (the "Notice Period"), (ii) prior to the expiration of the Notice Period, Sellers indicate in writing to Buyer that Sellers relinquish their right to object to the Closing Financial Statement, or (iii) Buyer and Sellers agree on the resolution of all such objections or changes at any time subsequent to the expiration of the Notice Period, the Closing Financial Statement, with any such changes as are agreed upon, shall be final and binding on the parties hereto. If Sellers and Buyer are unable to resolve the matters addressed in any Dispute Notice, each party shall within 20 days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of ten pages or less and submit such summaries to the Houston, Texas office of Arthur Andersen LLP, or such other party as the parties may mutually select (the "Accounting Arbitrator"), together with the Dispute Notice, the Closing Financial Statement and any other documentation either party may desire to submit. The Accounting Arbitrator shall render a decision regarding such dispute in accordance with this Agreement, based on the materials described above and to the extent consistent with the Company's preparation of the July 31, 2000 Financial Statement and based upon the books and records of the Company and the Physical Inventory within 30 days of the submission of such materials. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final and binding between the parties for the purpose of determining the Adjustment Amount under this Section 2.3. Within ten days after the final determination of the Closing Financial Statement pursuant to Section 2.3.3, either Buyer or Sellers shall pay to the other party or parties, in immediately available funds, by wire transfer, an amount equal to the Adjustment Amount. If Sellers fail to make such payment then Buyers are authorized to apply any or all of the Escrow Amount to such payment. The "Adjustment Amount" shall mean either (i) the amount by which the Net Working Capital (as defined below) set forth on the Closing Financial Statement exceeds $359,077, in which case the amount of such excess shall be paid by Buyer to Sellers or (ii) the amount by which $359,077 exceeds the Net Working Capital set forth on the Closing Financial Statement, in which case the amount of such excess shall be paid by Sellers to Buyer. For these purposes, the definition of "Net Working Capital" shall be defined as current asset minus current liabilities set forth on the Closing Financial Statement, as finally determined pursuant to this Section 2.3.3.

                  2.4.     PRE-CLOSING DISTRIBUTION OF SUPPLY BUSINESS.

                           Prior to the Closing, Sellers shall cause the Company
                  to sell to Wofford Coastal Electric Motors, Inc. the assets and assume liabilities set forth in that certain Asset Purchase Agreement dated the date hereof. Such assets and liabilities relate solely to the "Supply Business" of the Company. The assets and liabilities of the Supply Business will not be taken into account for purposes of calculating the Adjustment Amount pursuant to Section 2.3. The sale of assets and assumption of liabilities of the Supply Business shall be completed in a manner satisfactory to Buyer.


                                     EX-60

         3.       REPRESENTATIONS AND WARRANTIES OF SELLERS.

         Sellers jointly and severally represent and warrant to Buyer that:

                  3.1. ORGANIZATION AND GOOD STANDING. Each of the Company and the Subsidiaries (as defined in Section 3.6.5) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, with full power to carry on its business as it is now and has since its organization been conducted, and to own, lease or operate its assets. The Company and the Subsidiaries are duly authorized to do business and are in good standing in such other jurisdictions in which such authorization is required.

                  3.2.     AUTHORIZATION OF AGREEMENT.

                  Sellers have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to be executed by Sellers or their affiliates in connection herewith have been duly executed and delivered by Sellers or their affiliates, have been effectively authorized by all necessary action, corporate or otherwise, and constitute legal, valid and binding obligations of Sellers or their affiliates, as the case may be.

                  3.3.     OWNERSHIP OF SHARES.

                  The Shares are owned beneficially and of record by Sellers, and are being transferred to Buyer free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, proxies, encumbrances and claims of any kind or nature whatsoever. No Shares are subject to any shareholders' agreement or restriction with respect to their transferability (other than restrictions on transfer under applicable federal and state securities laws).

                  3.4.     CAPITALIZATION.

                  The authorized capital stock of the Company consists solely of 1,500 shares of common stock, par value $1.00 per share, of which 1,190 are issued and outstanding and which are owned by Sellers in the percentages set forth in Section 2.2.1. All of the Shares have been duly authorized, validly issued (free of all past, present and future preemptive rights), and are fully paid and non-assessable. There are no outstanding or authorized options, warrants, subscriptions, calls, puts, conversion or other rights, contracts, agreements, commitments or understandings of any kind obligating the Company to issue, sell, purchase, return, redeem or pay any distribution or dividend with respect to any shares of capital stock of the Company or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of or other ownership interest in the Company.

                  3.5.     FINANCIAL CONDITION.

                           3.5.1. FINANCIAL STATEMENTS. Schedule 3.5.1 sets
                  forth certain financial information concerning the Company as of July 31, 2000 (the "Company's July 31, 2000 Financial Statement"), the income statement for the fiscal years ended June 30, 1997, 1998, and 1999 and for the one-month period ending July 31, 2000 and the balance sheets for the Company as of the last day of each such period (collectively, with the Company's July 31, 2000 Financial Statement, the "Financial Statements"). The Financial Statements (i) are true, complete and correct in all material respects and fairly present the financial position and results of operations for the periods indicated and (ii) except as set forth in Schedule 3.5, were prepared in accordance with generally accepted accounting principles, applied on a consistent basis.

                           3.5.2. ABSENCE OF CERTAIN CHANGES. Since July 31,
                  2000 (the "Balance Sheet Date") there has not been (i) any damage, destruction or loss to any assets or properties of the Company, whether or not covered by insurance; (ii) any sale or transfer of any of the assets of the Company except (a) sales in the ordinary course of the business of inventory or immaterial amounts of other


                                     EX-61
                  tangible personal property and (b) for the transfers listed on
                  Schedule 3.5.2; (iii) any increase in, or commitment to increase, the compensation payable or to become payable to any of the Company's employees or any bonus payment (other than as included as an accrued liability on the Company's July 31, 2000 Financial Statement) or similar arrangement made to or with any of the Company's employees other than routine increases made in the ordinary course of business not exceeding the greater of five percent per annum or $2,000 per annum for any of them individually; (iv) any adoption of a plan or agreement or amendment to any plan or agreement providing any new or additional employment or fringe benefits;
                  (v) any alteration in the manner of keeping the Company's books, accounts or records, or in the accounting practices therein reflected; (vi) any material adverse change with respect to the operations, assets, condition (financial or otherwise) or prospects of the Company; (vii) any declaration, setting aside, or payment or any dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its capital stock; or (viii) any other event or condition known to Sellers that particularly pertains to and materially and adversely affects the operations, assets, business or prospects of the Company, other than those that impact the economy in general or the Company's business in particular. Since the Balance Sheet Date, the Company has not: (a) entered into any material transaction not in the ordinary course of business; or (b) materially amended, modified, or terminated any material Contract (as defined in Section 3.11.1), other than in the ordinary course of its business.

                  3.6.     PROPERTY OF THE COMPANY.

                           3.6.1. REAL PROPERTY. There is listed in Schedule
                  3.6.1 a description of each parcel of real property owned by or leased to the Company, or owned by or leased to Sellers for use by the Company. Except as indicated in Schedule 3.6.1:

                                    3.6.1.1.Each of the leases described in
                           Schedule 3.6.1 is a valid and binding obligation of the Company and each of the other parties thereto;

                                    3.6.1.2.The Company is not, and Sellers do
                           not have any knowledge that any other party to any such lease is, in default with respect to any material term or condition thereof, and Sellers do not have any knowledge that any event has occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of the Company;

                                    3.6.1.3.All of the buildings, fixtures and
                           other improvements located on the real property described in Schedule 3.6.1 are in good operating condition and repair, and, if applicable, the Company holds valid and effective certificates of occupancy, certificates relating to electrical work, building, safety, fire and health approvals and all other permits and licenses required by applicable law relating to the operation of such real properties and leaseholds. Neither the Company nor Sellers have received notice that the Company's operations at the real property listed in Schedule 3.6.1 as presently conducted is in violation of any applicable building code, zoning ordinance or other law or regulation;

                                    3.6.1.4.Neither the Company nor Sellers, as
                           the case may be, have experienced during the two years preceding the date hereof any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including, without limitation, sanitary and industrial sewer service) required by the Company during such period.

                           3.6.2. INVENTORY. There is listed in Schedule 3.6.2 a
                  description of all inventories of (i) raw materials, work in progress, finished goods, containers, tote bins, and other packaging materials, spare parts and maintenance supplies; and
                  (ii) other similar inventory items of the


                                     EX-62

                  Company (the "Inventory"). Except for the Inventory which is carried as second quality or slow moving material in the July 31, 2000 Financial Statement, the Inventory of the Company is good and merchantable and is saleable in the ordinary course of business. The Inventory is carried on the books of the Company at the lower of cost or market.

                           3.6.3. OTHER TANGIBLE PERSONAL PROPERTY. There is
                  listed in Schedule 3.6.3: (i) a description and the location of each item of tangible personal property (other than Inventory) owned by the Company or in the possession of the Company having on the date hereof a depreciated book value per unit in excess of $5,000; (ii) an identification of the owner of, and any agreement relating to the use of, each item of tangible personal property under leases or other similar agreements which provide for rental payments at a rate in excess of $250 per month; and (iii) an identification of the owner of, and any agreement relating to the use of, each motor vehicle not owned by the Company, the rights to which are to be transferred to Buyer pursuant hereto. Except as set forth in Schedule 3.6.3, the tangible personal property of the Company is in good operating condition, normal wear and tear excepted;

                           3.6.4. INTANGIBLE PERSONAL PROPERTY. There is listed
                  in Schedule 3.6.4: an identification of all (i) foreign and United States federal or state patents, patent applications, invention disclosures, copyrights, copyright registrations, trademarks, trademark registrations, service marks, service mark registrations, trade names, trade name registrations and applications for any of the foregoing, owned or used by the Company; (ii) common law claims to trademarks, service marks and trade names; (iii) claims of copyright that exist although no registrations have been issued with respect thereto; and
                  (iv) fictitious business name filings with any state or local governmental authority ("intangible personal property").
                  Schedule 3.6.4 also sets forth a true and complete list of all licenses or similar agreements or arrangements to which the Company is a party either as licensee or licensor for each such item of intangible personal property. Except as indicated in Schedule 3.6.4:

                                    3.6.4.1.There have not been any regulatory
                           actions or other judicial or adversary proceedings involving the Company concerning any of such items of intangible personal property, nor is any such action or proceeding, to the knowledge of Sellers, threatened;

                                    3.6.4.2.The Company has the right and
                           authority to use said items of intangible personal property in connection with the conduct of its business in the manner presently conducted and, subject to the receipt of those consents listed on
                           Schedule 3.7, to convey such right and authority to Buyer, and such use does not conflict with, infringe upon or violate any patent, trademark, servicemark, trade name, registration or similar rights of any other person, firm or corporation;

                                    3.6.4.3.There are no outstanding, or, to the
                           knowledge of Sellers, threatened, disputes or disagreements with respect to any licenses or similar agreements or arrangements described in Schedule 3.6.4; and

                                    3.6.4.4. The conduct of its business by the
                           Company does not conflict with any patents, trademarks, trade secrets, trade names or similar rights of others.

                           3.6.5. SUBSIDIARIES. The Company owns no interest in
                  any other company, joint venture or other entity of any nature (a "Subsidiary").

                           3.6.6. TITLE TO AND QUIET POSITION OF ASSETS. The
                  Company has good and indefeasible title to all of its assets and interests in assets, whether real, personal, mixed, tangible or intangible, that are disclosed herein, are reflected in the Financial Statements, or that are acquired after July 31, 2000, except for inventory items sold or consumed in the ordinary course of business after such date, or as otherwise specifically contemplated herein. All such assets are free and clear of all Encumbrances other than Permitted Encumbrances. For the purposes hereof, (i)


                                     EX-63

                  "Encumbrance" means any mortgage, pledge, hypothecation, claim, security interest, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, charge or other restriction or limitation of any nature whatsoever, and (ii) "Permitted Encumbrances" means inchoate common law, statutory or constitutional liens, and liens for taxes and assessments which are not due or are being contested in good faith, and such encumbrances set forth on Schedule
                  3.6.6 hereto.

                  3.7.     AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS.

                  The execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated hereby will not result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with: (i) any Contract or any other agreement, indenture or other instrument to which Sellers or the Company is a party or by which any of them is bound, subject to the receipt of those consents listed on Schedule 3.7 which have been obtained and provided to Buyer, (ii) the Articles of Incorporation and Bylaws of the Company and each of the subsidiaries, (iii) any judgment, decree, order or award of any court, governmental body or arbitrator, or (iv) any law, rule or regulation applicable to Sellers or the Company.

                  3.8.     EMPLOYMENT AGREEMENTS; AND EMPLOYEE BENEFITS.

                           3.8.1. Except as set forth on Schedule 3.8.1, there
                  are no employment, consulting, severance pay, continuation pay, termination pay or indemnification agreements or other similar agreements of any nature whatsoever (collectively, "Employment Agreements") between the Company or a Subsidiary, on the one hand, and any current or former stockholder, officer, director, employee, consultant, or agent of the Company or a Subsidiary, on the other hand, that are currently in effect or under which the Company or a Subsidiary is otherwise a party or is bound as an obligator. Except as set forth on Schedule 3.8.1 there are no Employment Agreements or any other similar agreements to which the Company or any of its Subsidiaries is a party under which the transactions contemplated by this Agreement (i) will require any payment by the Company, a Subsidiary or Buyer, or any consent or waiver from any stockholder, officer, director, employee, consultant or agent of the Company, a Subsidiary or Buyer, or (ii) will result in any change in the nature of any rights of any stockholder, officer, director, employee, consultant or agent of the Company or a Subsidiary under any such Employment Agreement or other similar agreement.

                           3.8.2. The Company has delivered to, or upon request
                  will deliver to, Buyer copies of the health and life insurance plans, bonus, deferred compensation, pension, profit sharing and retirement plans and all other employee benefit plans, programs or arrangements providing benefits for employees (or former employees) of the Company (the "Benefit Plans"); a copy of the most recent favorable determination letter received with respect to a Benefit Plan from the Internal Revenue Service (if the plan is a tax-qualified plan under the Code); the most recent annual report (Form 5500) filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required); and the most recent summary plan description for each Benefit Plan for which a summary plan description is required. Each of the Benefit Plans has been administered and maintained in compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and, if applicable, the Internal Revenue Code of 1986, as amended (the "Code") and all other applicable laws. There is no "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code) with respect to a Benefit Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA, and there has been no application for a waiver of the minimum funding standards imposed by Code Section 412 with respect to any such plan. There are no pending or, to the knowledge of Sellers, threatened claims by or on behalf of the Benefit Plans, the United States Department of Labor, the Internal Revenue Service, or by any current or former employee of the Company or beneficiary of such current or former employee alleging a breach of any fiduciary duties or a violation of applicable state or federal law which could result in a material liability on the part of the Company or a Benefit Plan under ERISA or any other law (other than benefit claims and


                                     EX-64
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                  funding obligations in the ordinary course of business). The
                  Company is not a party to any such Multiemployer Pension Plan. With respect to any multiemployer plan (within the meaning of Section 3(37) of ERISA) to which the Company or any ERISA Affiliate contributes (or has at any time contributed or had an obligation to contribute), the Company and each ERISA Affiliate has or will have, as of the Closing Date, made all contributions to each multiemployer plan required by the terms of such multiemployer plan or any collective bargaining agreement. Neither the Company or any ERISA Affiliate has incurred any withdrawal liability (within the meaning of Part I of Subtitle E of Title IV of ERISA) to any multiemployer plan. Neither the Company or any ERISA Affiliate has been notified by the sponsor of a multiemployer plan that such mutiemployer plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA.

                  3.9.     LABOR AND EMPLOYMENT MATTERS.

                           3.9.1. No collective bargaining agreement exists that
                  is binding on the Company or any Subsidiary and no petition has been filed or proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative. There are no organizational effort currently being made or, to the knowledge of Sellers, threatened by or on behalf of any labor union to organize any employees of the Company or any Subsidiary.

                           3.9.2. (i) There is not now, and to the Sellers'
                  knowledge, never has been, any labor strike, dispute, slow down or stoppage pending or, to the Sellers' knowledge, threatened, against or directly affecting the Company or any Subsidiary, (ii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claims therefor exist; and (iii) neither the Company, any Subsidiary nor any Seller has received any notice or has any knowledge of any threatened labor or civil rights dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or action with respect to claims of, or obligations to, any employee or group of employees of the Company or any Subsidiary.

                           3.9.3. If required under the Workers Adjustment and
                  Retraining Notification Act or other applicable state law regulating plant closing or mass layoffs, the Company and its Subsidiaries have timely caused there to be filed or distributed, as appropriate, all required filings and notices with respect to employment losses occurring through the Closing Date.

                           3.9.4. The Company and its Subsidiaries have complied
                  and are currently complying, in respect of all employees of the Company and its Subsidiaries with all applicable laws respecting employment and employment practices and the protection of the health and safety of employees, from whatever source such law may be derived, including, without limitation, statutes, ordinances, laws, rules, regulations, policies, standards, judicial or administrative precedents, judgments, orders, decrees, awards, citations, licenses, official interpretations and guidelines.

                           3.9.5. All individuals who are performing or have
                  performed services for the Company, any Subsidiary and are or were classified by the Company or any Subsidiary as "independent contractors" qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, as applicable.

                  3.10.    LITIGATION.

                           3.10.1. Except for (i) claims as listed in Schedule
                  3.10 and (ii) claims for the collection of accounts arising out of the sale or purchase of goods or services in the ordinary course of business involving less than $1,000 individually or $10,000 in the aggregate, there are no claims, disputes, actions, lawsuits, proceedings or investigations of any nature pending or, to the knowledge of Sellers, threatened against the Company, or any of the officers, directors, shareholders, affiliates or employees of the Company.

                           3.10.2. No claim, action, suit, investigation, or
                  other proceeding is pending or, to the knowledge of Sellers, threatened before any court or governmental agency which presents a risk of


                                     EX-65
                  the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of indemnification or other relief in connection therewith.

                  3.11.    CONTRACTS.

                       3.11.1. Schedule 3.11 sets forth a true and correct list
                  of each contract, agreement or other arrangement to which the Company is a party, or to which any Seller is a party and which relates to the business of the Company (collectively, "Contracts"), except:

                           3.11.1.1. Agreements for the purchase by the Company
                  of goods, materials or services in the ordinary course of business involving less than $10,000 in consideration in each such case;

                           3.11.1.2. Agreements for the sale, rental or service
                  by the Company of goods or services in the ordinary course of business in which the payment to be received pursuant to each such agreement is less than $10,000 for each such non-listed agreement;

                           3.11.1.3. Agreements which are terminable at will by
                  the Company upon no more than 60 days notice without penalty, default or liability and involving an amount less than $10,000; and

                           3.11.1.4. Agreements continuing for a period of six
                  months or less involving an amount less than $10,000 for each such non-listed agreement.

                       3.11.2.  Except as set forth in Schedule 3.11,

                                    3.11.2.1. Each Contract is a valid and
                           binding agreement of the Company and, to the knowledge of Sellers, of the other parties thereto, subject to the effect of bankruptcy and creditors' rights generally;

                                    3.11.2.2. The Company has fulfilled all
                           material obligations required pursuant to each Contract to have been performed by it or on its part prior to the date hereof, and Sellers believe that, assuming Buyer continues to operate the Company in the same manner as Sellers, the Company will be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof;

                                    3.11.2.3. There has not occurred any default
                           under any Contract on the part of the Company or on the part of the other parties thereto; and there has not occurred any event which with the giving of notice or the lapse of time, or both, would constitute any default under any of the Contracts; and

                                    3.11.2.4. Except as provided in the
                           Contracts, the Company is not, outside the ordinary course of business, under any liability or obligation with respect to the return of inventory or products sold, rented or serviced by it which are in the possession of distributors, wholesalers, retailers or other customers.

                  3.12.    REGULATORY APPROVALS.

                  All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Company or Sellers and which are necessary for the consummation of this Agreement and the documents to be executed and delivered by Sellers in connection herewith have been obtained and satisfied.

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

                  3.13.    COMPLIANCE WITH LAW.

                  The Company has not, and its business as presently conducted does not, violate, in any respect any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, conservation, or corrupt practices), and the Company has not received any notice of any such violation. Sellers have obtained all permits, approvals, and consents of all governmental bodies or agencies necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws.

                  3.14.    INDEBTEDNESS FROM EMPLOYEES.

                  Except as set forth in Schedule 3.14, no employees of the Company are indebted to the Company, except for advances made to any employees in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such employee.

                  3.15.    ACCOUNTS RECEIVABLE.

                  The accounts, accounts receivable, notes and notes receivable of the Company existing on the Closing Date arose out of the sales of inventory or services in the ordinary course of business and are collectible in full, net of the reserve set forth in the Company's July 31, 2000 Financial Statements included in Schedule 3.5.1, which reserves are reasonable and were calculated consistent with past practices.

                  3.16.    INSURANCE.

                  Schedule 3.16 sets forth a true and correct list of all insurance policies either maintained by the Company or maintained by any other person which relate to the Company in any manner whatsoever at the date hereof. There are no outstanding requirements or recommendations by any insurance company that issued any such policy or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which requires or recommends any changes in the conduct of the business of, or any repairs or other work to be done on or with respect to any of the properties or assets of the Company. The Company has not received any notice or other communication from any such insurance company within the three years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of said insurance policies, and no such cancellation, amendment or increase of premiums is threatened.

                  3.17.    POWERS OF ATTORNEY AND SURETYSHIPS.

                  The Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) and has no obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

                  3.18.    NO UNDISCLOSED LIABILITIES.

                  Except as and to the extent specifically reflected or reserved against in the Company's July 31, 2000 Financial Statement, incurred in the ordinary course of business subsequent to July 31, 2000, the Company has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation).

                                     EX-67

                  3.19.    ENVIRONMENTAL MATTERS.

                  As of the date hereof, (a) the Company has generated, utilized, stored, delivered for disposal, disposed of, treated, transported, and otherwise managed all materials, substances, and wastes, whether toxic, hazardous or otherwise, in compliance with all laws, rules, regulations, ordinances, guidelines, and the common law;
         (b) the real property owned, leased, or operated or previously owned, leased or operated by either (i) Sellers relating to the Company, or
         (ii) the Company is not listed on the National Priorities List, CERCLIS, RCRIS, or any comparable state listing which identifies sites for removal, remedial, clean-up or investigatory actions; (c) no amounts, which require remediation or reporting under applicable law, of asbestos, PCB's, ureaformaldehyde, hazardous and solid wastes, hazardous or toxic substances, petroleum products, pollutants or contaminates, and no above or underground storage tanks, have been or are located on the real property currently or previously owned, leased, or operated by the Company; and (d) the real property currently or previously owned, leased, or operated by the Company has not been contaminated, tainted or polluted in any manner whatsoever (including, without limitation, any contamination of or injury or damage to soils, groundwater waters, biota, and wildlife located on, in, under or originating from such premises) with pollutants, contaminants or other substances or materials so as to give rise to a removal, remediation, clean-up, or investigatory obligation or action, on the part of the Company under any law, rule, regulation, guideline, ordinance, whether domestic or foreign, federal, state, or local, or the common law. Buyer acknowledges receipt of the environmental audits listed on Schedule 3.19.

                  3.20.    CONFLICTS OF INTEREST.

                  Except as disclosed in Schedule 3.20 or as expressly disclosed in the Company's July 31, 2000 Financial Statement, no officer, director or shareholder of the Company or any affiliate of any such person now has or within the last three years had, either directly or indirectly:

                           3.20.1. any equity or debt interest in any
                  corporation, partnership, joint venture, association, organization or other person or entity which furnishes or sells or during such period furnished or sold services or products to the Company, or purchases or during such period purchased from the Company any goods or services, or otherwise does or during such period did business with the Company; or

                           3.20.2. a beneficial interest in any contract,
                  commitment or agreement, formal or informal, to which the Company is or was a party or under which it was obligated or bound or to which its properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between the Company and such persons in their capacities as employees, officers or directors of the Company.

                           3.20.3. loaned money to or borrowed money from the
                  Company.

                  3.21.    TAXES.

                           3.21.1. For purposes of this Agreement: (i) the term
                  "Taxes" means (A) all Federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, value added, intangible, unitary, capital gain, transfer, franchise, profits, license, lease, service, service use, withholding, backup withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined, unitary or other similar group for any period, or otherwise through operation of law and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person; and the term "Tax" means any one of the foregoing Taxes; and (ii) the term "Returns" means all returns,


                                     EX-68
                  declarations, reports, statements and other documents required to be filed in respect of Taxes; and the term "Return" means any one of the foregoing Returns.

                           3.21.2. The Tax Returns of the Company and its Tax
                  Affiliates have never been audited, and there are no pending or threatened audits, examinations or adjustments with respect to such Tax Returns. All deficiencies asserted or assessments made as a result of any examinations by the IRS or state, local or foreign Tax authority have been fully paid. An amount equal to the tax due for the one month ended July 31, 2000, has been booked as an expense and a corresponding liability using current tax law. SFAS No. 109 has not been applied to these financial statements. There are no Returns that are presently under examination with respect to Taxes, there are no proposed (whether oral or written) or final adjustments, assessments or deficiencies with respect to Taxes currently pending, and there are no outstanding notices of proposed or actual audit, examination or investigation with respect to Taxes.

                           3.21.3.  Sellers represent and warrant to Buyer that:

                                    3.21.3.1. the Company, and every other
                           person for whose Taxes the Company is or could be held liable (whether by reason of being a member of a consolidated, combined, unitary, or other similar group for Tax purposes, by reason of being a successor, by agreement or otherwise (for the taxable period(s) or portions thereof with respect to which the Company is or could be held for such other Person's Taxes) (all such persons collectively referred to herein as "Tax Affiliates"), have filed on a timely basis all Returns required to have been filed by it and have paid on a timely basis all Taxes shown thereon as due. All such Returns are true, complete and correct in all material respects. The provisions for taxes in the Company's July 31, 2000 Financial Statement sets forth the maximum liability of the Company and Tax Affiliates for Taxes as of the date thereof. No liability for Taxes has been incurred by the Company or any Tax Affiliate since July 31, 2000 other than in the ordinary course of their business. No director, officer or employee of the Company or any Tax Affiliate having responsibility for Tax matters is in discussions with Tax authorities or has reason to believe that any Tax authority has valid grounds to claim or assess any additional Tax with respect to the Company or any Tax Affiliate in excess of the amounts shown on the Company's July 31, 2000 Financial Statement for the period ending on such date;

                                    3.21.3.2. with respect to all amounts in
                           respect of Taxes imposed upon the Company or Tax Affiliates, or for which the Company is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), and with respect to all taxable periods or portions of periods ending on or before the Closing, all applicable Tax laws and agreements have been fully complied with in all material respects, and all such amounts required to be paid by the Company and Tax Affiliates to Tax authorities or others have been paid;

                                    3.21.3.3. none of the Returns required to be
                           filed by the Company or any Tax Affiliate contains, or were required to contain (in order to avoid the imposition of a penalty), a disclosure statement under Section 6662 (or any predecessor provision) of the Code, or any similar provision of state, local or foreign law;

                                    3.21.3.4. all amounts that were required to
                           be collected or withheld by the Company or any Tax Affiliate have been duly collected or withheld in all material respects, and all such amounts that were required to be remitted to any Tax authority have been duly remitted in all material respects;

                                    3.21.3.5. the Company and Tax Affiliates
                           have not requested an extension of time to file any Return not yet filed, and have not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.


                                     EX-69

                           No power of attorney granted by the Company or any Tax Affiliate with respect to Taxes is in force;

                                    3.21.3.6. Sellers, the Company and Tax
                           Affiliates have not taken any action not in accordance with past practice that would have the effect of deferring any material Tax liability of the Company or any Tax Affiliate from any taxable period or portion thereof ending on or before or including the Closing to any subsequent taxable period;

                                    3.21.3.7. there are no actual or deemed
                           elections under Section 338 of the Code, protective carryover basis elections, offset prohibition elections or similar elections applicable to the Company or any Tax Affiliate;

                                    3.21.3.8. neither the Company nor any Tax
                           Affiliate is required to include in income any adjustment pursuant to Sections 481 or 263A of the Code (or similar provisions of other law or regulations) by reason of a change in accounting method or otherwise, following the Closing, and Sellers have no knowledge that the IRS (or other Tax authority) has proposed, or is considering, any such change in accounting method or other adjustment;

                                    3.21.3.9. there are no liens for Taxes
                           (other than for current Taxes not yet due and payable) upon the assets of the Company;

                                    3.21.3.10. the Company is not party to any
                           agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, whether by reason of the Closing or otherwise;

                                    3.21.3.11. the Company is not, and has not
                           been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in
                           Section 897(c)(1)(A)(ii) of the Code (or any corresponding provision of state, local or foreign Tax law);

                                    3.21.3.12. neither the Company nor any Tax
                           Affiliate has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country and the Company has not engaged in a trade or business within any foreign country;

                                    3.21.3.13. neither the Company nor any Tax
                           Affiliate is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for Federal income tax purposes;

                                    3.21.3.14. neither the Company nor any Tax
                           Affiliate is or has been a member of an "affiliated group" as such term is defined in Section 1504 of the Code (and any predecessor provision) of the Code, or any similar group for state, local or foreign Tax purposes;

                                    3.21.3.15. neither the Company nor any Tax
                           Affiliate has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law) or agreed to have
                           Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by any of them;

                                    3.21.3.16. neither the Company nor any Tax
                           Affiliate has participated in an international boycott within the meaning of Section 999 of the Code;

                                    3.21.3.17. the Company is not a party to or
                           bound by any Tax sharing agreement, and has no current or contingent contractual obligation to indemnify any other


                                     EX-70
                           person with respect to Taxes, other than obligations to indemnify a lessor for property Taxes, sales/use Taxes or gross receipts Taxes (but not income or franchise Taxes) imposed on lease payments arising from terms that are customary for leases of similar property;

                                    3.21.3.18. the Company is not a party to or
                           bound by any closing agreement or offer in compromise with any Tax authority;

                                    3.21.3.19. none of the assets of the Company
                           is property that the Company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former
                           Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; none of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; none of the assets of the Company is "tax-exempt use property" within the meaning of
                           Section 168(h) of the Code;

                                    3.21.3.20. No material election with respect
                           to Taxes of the Company or Tax Affiliates has been made from and after the date of this Agreement;

                                    3.21.3.21. Schedule 3.21.3.21 sets forth all
                           state, local or foreign jurisdictions in which the Company is or at any time during the past five years has been subject to Tax.

                                    3.21.3.22. all outstanding options to
                           acquire equity of the Company that purport to or were otherwise intended (when issued) to be treated as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code (and any predecessor provision and any similar provision applicable state, local or other Tax law) were issued in compliance with such section. All such outstanding options currently qualify for treatment as ISOs, and are held by persons who are employees of the Company.

                  3.22.    OTHER INFORMATION.

                  The information provided by Sellers to Buyer in this Agreement or in the Schedules does not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading. Copies of all documents heretofore delivered or made available to Buyer were complete and accurate records of such documents in all respects.

         4.       REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer represents and warrants to Sellers that:

                  4.1.     ORGANIZATION.

                  Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

                  4.2.     CORPORATE AUTHORITY.

                  This Agreement and all other agreements herein contemplated to be executed in connection herewith have been duly executed and delivered by Buyer, have been effectively authorized by all necessary action, corporate or otherwise, and constitute legal, valid and binding obligations of Buyer.

                                     EX-71
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                  4.3.     AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS.

                  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any material agreement, indenture or other instrument to which Buyer is a party or by which it is bound, Buyer's Certificate of Incorporation or Bylaws, any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Buyer.

                  4.4.     REGULATORY AND OTHER APPROVALS.

                  All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation, including any third party consents, which must be obtained or satisfied by Buyer and which are necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been obtained and satisfied.

         5.       CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES.

                  5.1.     COOPERATION IN LITIGATION.

                  Each party will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Company prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

                  5.2.     TAX MATTERS.

                           5.2.1. PRE-CLOSING RETURNS. Sellers will be
                  responsible for and will cause to be prepared and duly filed all Returns in which the Company is includable for all taxable periods ending on or before the Closing. All such Returns shall be prepared in a manner consistent with prior periods. All such Returns filed after the Closing shall be submitted to Buyer no later than thirty days prior to the due date and filing thereof, and Buyer shall have the right to review and comment thereon (without reduction of Sellers' obligations to indemnify under this Agreement). Sellers will pay or cause to be paid, and shall indemnify and hold Buyer and the Company harmless against, all Taxes to which such Returns relate; provided, however, that to the extent such Taxes are included in and specifically identified on the Closing Financial Statement (as finally determined) or an attachment or schedule thereto, Buyer shall reimburse Sellers for such Taxes within ten business days following the later of: (i) the receipt by Buyer of written evidence of actual payment of such Taxes by Sellers or (ii) the date the Closing Financial Statement becomes final and binding.

                           5.2.2. OVERLAP PERIOD RETURNS. Other than Returns to
                  be prepared by Sellers pursuant to Section 5.2.1, Buyer will prepare or cause to be prepared all Returns of the Company for any and all taxable periods which include and end after the Closing (the "Overlap Period"), and any taxable period beginning after the Closing. Sellers will be responsible for and will indemnify and hold harmless Buyer, and the Company with respect to all Taxes based upon or related to income or receipts for the Overlap Period in an amount equal to the liability for Taxes that would have resulted had the Overlap Period ended at the Closing (utilizing, if applicable, the actual tax rate imposed on a particular category of income by the applicable taxing jurisdiction), except to the extent such Taxes are included in and specifically identified on the Closing Financial


                                     EX-72

                  Statement (as finally determined) or an attachment or schedule thereto. In the case of any Taxes for the Overlap Period, other than Taxes based upon or related to income or receipts, the portion of such Taxes that relates to the portion of the Overlap Period ending on the day of Closing shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the day of Closing and the denominator of which is the number of days in the entire taxable period. Any amount so payable by Sellers will be remitted to Buyer at least ten business days prior to the due date of the respective Returns pursuant to written notice by the Buyer of such due date; provided that Sellers approve of the amount (such approval not to be unreasonably withheld).

                           5.2.3. AMENDED RETURNS. From and after the date
                  hereof, Sellers and their affiliates shall not file or cause to be filed any amended Return with respect to the Company, and Sellers and their affiliates shall not file a claim for refund of Taxes paid by or on behalf of the Company.

                           5.2.4. MATERIAL ELECTIONS. Neither Sellers nor the
                  Company shall make any material election with respect to Taxes of the Company or any Tax Affiliate following the date hereof without the prior written approval of Buyer (such approval not to be unreasonably withheld).

                           5.2.5.   COOPERATION OF TAX MATTERS.

                                    5.2.5.1.Buyer and Sellers shall cooperate
                           fully, as and to the extent reasonably requested by the other party, in connection with the filing of Returns pursuant to this Section 5.2 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers agree (A) to retain all books and records with respect to Tax matters relating to any taxable period beginning before the Closing until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests Sellers shall allow Buyer to take possession of such books and records.

                                    5.2.5.2.Buyer and Sellers further agree,
                           upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                                    5.2.5.3.Buyer and Sellers further agree,
                           upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and the Treasury Regulations promulgated thereunder.

                           5.2.6. TAX SHARING AGREEMENTS. Any and all tax
                  sharing, tax indemnity, or tax allocation agreements with respect to which the Company was a party at any time prior to the Closing shall terminate upon the Closing. No further amounts shall be payable by the Company under such agreements following the Closing.

                           5.2.7. CERTAIN TAXES. All transfer, documentary,
                  sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Returns and other documentation.

                                     EX-73

                  5.3.     EMPLOYMENT AGREEMENTS.

                           5.3.1. At the Closing, Buyer shall enter into an employment agreement with Patrick N. Jessup in the form attached hereto as Exhibit 5.3.1.

                  5.4.     AGREEMENT WITH RESPECT TO MCALLEN PROPERTY.

                           (a) The Sellers are the record owners of the real
                  property located at Lots 5 and 6, Block 5, Kehm's Addition, an addition to the City of McAllen, Hidalgo County, Texas, according to the map recorded in Volume 4, Page 6, Map Records in the Office of the County Clerk of Hidalgo County, Texas, (the "Property"). The Property is subject to a Deed of Trust, Security Agreement - Financing Statement dated April 1, 1999, wherein the Sellers, as grantors, granted a first lien in favor of F and V Enterprises, Inc. (the "Lien Holder") to secure the payment of a Real Estate Note dated April 1, 1999, in the original principal amount of $120,000 (the "Note"). On the date hereof, the outstanding principal balance of the Note is $91,132.27. There is no past due interest payable under the Note.

                           (b) The parties hereto acknowledge that the Lien
                  Holder has refused to accept prepayment of the Note. The parties further acknowledge that the Company has been paying the Note as the beneficial owner of the Property. On the date hereof, the Sellers have delivered to the Company to hold in escrow a warranty deed (the "Deed") with respect to the conveyance of the Property to the Company.

                           (c) The Sellers agree that after the date hereof, the
                  Company shall be entitled to occupy and utilize the Property for all lawful purposes, in exchange for Buyer's agreement to cause the Company to pay when due the amounts due under the Note and the other agreements of Buyer contained in this section. Buyer agrees to cause the Company to make all required payments under the Note and to indemnify the Sellers for all liabilities with respect to the Note or the use of the Property after the Closing, so long as the Sellers are in compliance with this section. The Sellers agree to indemnify and hold Buyer and the Company harmless from any damages or liabilities of any nature incurred by such parties after the date hereof which relate to any action taken by the Sellers with respect to the Property or contrary to the terms of this section.

                           (d) Notwithstanding anything contained herein, the
                  Sellers shall have no rights or remedies against the Company or Buyer with respect to its occupancy, use or any other matter relating to the Property, so long as the Company is occupying the Property in compliance with applicable law. The Sellers shall not encumber, transfer any interest in, or permit any other restriction of any nature to be filed or become effective against the Property.

                           (e) Buyer shall cause the Company to (i) comply in
                  all material respects with all governmental rules, regulations, ordinances, statutes and laws, (ii) pay all utilities of any nature attributable to the Property including water, gas, heat, electricity, power, and all other services or utilities used in, upon or about the Property and (iii) pay before delinquency all ad valorem taxes, fees, impositions and assessments of whatever kind or nature, levied against the Property. The Company shall be responsible for all of the structural elements and maintenance on the Property. The Company shall at its own expense secure and maintain insurance on the Property in an amount it deems advisable.

                           (f) A memorandum of this section may be recorded or
                  filed for record in any public records or governmental office.

                           (g) Upon payment in full of the Note, the parties
                  acknowledge that the Company will file the Deed of record in Hidalgo County.

                                     EX-74

                           (h) Nothing contained in this section shall affect
                  the other terms and provisions hereof, including but not limited, to the representations and warranties of the Sellers.

         6.       INDEMNIFICATION.

                  6.1.     INDEMNIFICATION BY SELLERS.

                  Sellers shall jointly and severally indemnify and hold harmless Buyer, the Company, and their respective directors, officers, employees, agents, attorneys and shareholders (collectively, the "Buyer Group") in respect of any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any reasonable legal, accounting and other expenses for investigating or defending any actions or threatened actions) incurred (collectively, "Losses") by the Buyer Group, together with interest on cash disbursements in connection therewith at the base rate for prime commercial lenders of Buyer's primary bank as announced from time to time, plus 1 percent per annum (the "Reference Rate") from 60 days after the date such Losses were incurred by the Buyer Group until paid by Sellers, in connection with each and all of the following:

                           6.1.1. any breach of any representation or warranty
                  made by Sellers in this Agreement;

                           6.1.2. the breach of any covenant, agreement or
                  obligation of Sellers contained in this Agreement or any other instrument delivered at the Closing;

                           6.1.3. any misrepresentation contained in any
                  Schedule, certificate or other documents furnished by Sellers pursuant to this Agreement;

                           6.1.4. the failure to pay when due any and all
                  liabilities for Taxes (as defined in Section 3.21.1) that (i) accrued with respect to any taxable periods of the Company ending on or before the Closing Date, (ii) accrued with respect to the assets, operations or business of the Company during all periods up to and including the Closing whether or not such periods are taxable periods, or (iii) are incurred and become payable by the Company or Buyer as a result of the transactions contemplated by this Agreement;

                           6.1.5. any claim, demand or cause of action asserted
                  or brought by any person for breach of warranty, or similar claims in connection with sales of products sold or leased by the Company at any time prior to the Closing Date or which comprised any part of the Inventory existing on the Closing Date and which was sold by Buyer within 90 days after the Closing Date;

                           6.1.6. any claim, demand or cause of action asserted
                  or brought by any person for physical injury to, death of, or property damage suffered by such person or any other person which was proximately caused by any products sold or leased by the Company at any time prior to the Closing Date;

                           6.1.7. the violation of any federal, state, local or
                  foreign laws, regulations, orders, requirements or ordinances, including those dealing with environmental matters, prior to the Closing Date by Sellers, the Company or any of their affiliates, agents or assigns;

                           6.1.8. (a) conditions existing at, or caused by
                  events prior to the Closing Date which are violations of any federal, state or local environmental statute, regulation, requirement or ordinance prior to the Closing Date with respect to the Company or any of its assets, and (b) any other environmental conditions in existence as of the Closing Date on the real property currently or previously owned, leased or used by the Company, whether or not described in Section 3.19((a) and (b) being collectively referred to herein as "Environmental Conditions"), which as of the Closing, or will in the future as a result of the operation of the Company prior to Closing, require remediation, removal, or other corrective actions. With respect to each and every Environmental Condition, Sellers' obligation to indemnify the Buyer Group from any Losses shall include but not be limited to: (i) fines, penalties, assessments and judgments (whether related to current or past


                                     EX-75
                  activities); (ii) costs associated with obtaining any necessary permits, certificates or other governmental approval or complying with environmental reporting or record keeping requirements, including (A) remediation costs, (B) removal costs, (C) costs of implementing monitoring equipment which are necessary to obtain such permits, certificates or approvals, and (D) late fees and filing fees; and (iii) any costs which Buyer deems reasonably necessary in connection with the foregoing, including without limitation costs of environmental audits, surveys, reports, waste characterizations, monitoring wells, soil borings, tests and samples, provided that such costs incurred by Buyer pursuant to this Section 6.1.8 (iii) must be approved by Sellers in advance, which consent will be timely given and not unreasonably withheld, collectively, "Environmental Costs"; and

                           6.1.9. any liability, obligation or other amount
                  payable with respect to the Supply Business, whether incurred prior to or after the date hereof.

                  6.2.     INDEMNIFICATION BY BUYER.

                  Buyer shall indemnify and hold harmless Sellers and their respective officers, employees, agents, and shareholders, if any (collectively, the "Seller Group"), in respect of any and all Losses (as defined above) reasonably incurred by Sellers, together with interest on cash disbursements in connection therewith at the Reference Rate from 60 days after the date that such Losses were incurred by the Seller Group until paid by Buyer, in connection with each and all of the following:

                           6.2.1. any breach of any representation or warranty
                  made by Buyer in this Agreement.

                           6.2.2. the breach of any covenant, agreement or
                  obligation of Buyer contained in this Agreement or any other instrument delivered at the Closing;

                           6.2.3. any misrepresentation contained in any
                  Schedule, certificate or any other document furnished by Buyer pursuant to this Agreement;

                           6.2.4. any claim, demand or cause of action
                  (including warranty claims and claims relating to physical injury, death or property damage) relating to or proximately caused by either (i) products manufactured by the Company after the Closing Date or (ii) any products sold or leased by the Company more than 90 days after the Closing Date;

                           6.2.5. the violation of any federal, state, local or
                  foreign laws, regulations, orders, requirements or ordinances, including those dealing with environmental matters, on or after the Closing Date by Buyer and its affiliates, agents or assigns in relation to the Company, except with regard to existing practices of the Company; and

                           6.2.6. any Environmental Condition relating to the
                  Company which, except with regard to existing practices of the Company, result from the operations of the Company after the Closing Date or which came into existence after the Closing Date (including, but not limited to, Environmental Costs to the extent they directly arise from such violations).

                  6.3.     CLAIMS FOR INDEMNIFICATION.

                                     EX-76

                  Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "indemnified party") shall promptly notify the other party (the "indemnifying party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability potentially arising therefrom. The indemnified party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the indemnifying party; provided, however, that if such consent is not granted the amount of indemnity provided by the Indemnitor shall not be limited by Section
         6.4 or 6.6 and, at the election of Buyer, only the portion of any loss equal to the refused settlement shall be deducted or payable from the Escrow Account, all other amounts shall be paid directly to Buyer by wire transfer by Sellers or the distributees of the assets of the Sellers.

                  6.4.     DEFENSE BY INDEMNIFYING PARTY.

                  In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party given within 30 days after delivery of the written notice referred to in Section 6.3 hereof, assume the defense of any such claim or legal proceeding if it acknowledges to the indemnified party in writing its obligations to indemnify the indemnified party with respect to all elements of such claim. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the indemnifying party does not assume the defense of any such claim or litigation resulting therefrom, (a) the indemnified party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate, and (b) the indemnifying party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner as a prudent businessman would if his own funds were subject to such suit.

                  6.5.     MANNER OF INDEMNIFICATION.

                  All indemnification by either party hereunder shall be effected by payment of cash or delivery of a certified or official bank check in immediately available funds in the amount of the indemnification liability.

                  6.6.     LIMITATION ON INDEMNIFICATION.

                  Subject to any limitations contained therein, all representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto and shall expire twenty-four months after the Closing Date, except (i) as to any matter as to which a claim is submitted in writing to the indemnifying party prior to the applicable expiration date and identified as a claim for indemnification pursuant to this Agreement; (ii) as to any representation or warranty relating to ownership or title to the Shares or the Company's assets, including real property, which shall not expire; (iii) as to any matter which is based upon willful fraud by the indemnifying party, with respect to which the representations and warranties set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations plus one year; (iv) as to any representation or warranty concerning tax or environmental matters, which shall expire only upon the expiration of the applicable statute of limitations plus one year; and (v) as to any representation or warranty concerning the authority to execute this Agreement or any of the other documents contemplated hereby, which shall not expire. No claim or action for indemnity pursuant to Sections 6.1 or 6.2 hereof for breach of any representation or warranty shall be asserted or maintained by any party hereto after the expiration of such representation or warranty pursuant to the preceding sentence


                                     EX-77
         except for claims made in writing prior to such expiration and actions (whether instituted before or after such expiration) based on any claim made in writing prior to such expiration. Notwithstanding any other provisions contained in this Agreement, (i) neither Buyer nor Sellers shall be entitled to receive any amount under this Section 6 which exceeds Purchase Price; (ii) Buyer shall not be entitled to payment with respect to breaches of representations and warranties by Sellers (excluding those related to title to the Shares or the Company's assets) except if the aggregate of all Losses with respect thereto exceed the sum of $50,000, and in such event, Buyer shall be entitled to indemnification for all such Losses; and (iii) Sellers shall not be entitled to payment with respect to breaches of representations and warranties by Buyer except if the aggregate of all Losses with respect thereto exceed the sum of $50,000, and in such event, Sellers shall be entitled to indemnification for all such Losses.

                  6.7.     SOLE BASIS FOR RECOVERY.

                  Unless specifically provided for elsewhere in this Agreement, the parties intend Section 6. to be the exclusive method for compensating each other for, or indemnifying each other against, claims relating to the Company and the transactions contemplated by this Agreement.

                  6.8. JOINT AND SEVERAL LIABILITY. The liability of Sellers under this Section 6. shall be joint and several. Buyer shall not have any obligation to marshall its claims hereunder to minimize the obligations of any of the Sellers.

         7.       DOCUMENTS TO BE DELIVERED AT CLOSING.

                  7.1. CLOSING DOCUMENTS DELIVERED BY SELLERS. Buyer shall have received at the Closing the following documents, dated as of the Closing Date:

                           7.1.1. RESIGNATIONS. Each of the Shareholders shall
                  resign his employment with the Company on terms regarding confidentiality and noncompetition acceptable to Buyer, and, upon the request of Buyer, the officers and directors of the Company shall resign.

                           7.1.2. Stock certificates representing the Shares,
                  duly endorsed for transfer.

                           7.1.3. An opinion of counsel to Sellers in a form
                  acceptable to counsel to Buyer.

                           7.1.4. Certificates of good standing and existence
                  with respect to the Company.

                           7.1.5. All third party consents and approvals
                  required or necessary in connection with the consummation of this Agreement.

                           7.1.6. Releases from the Sellers of any claims
                  against the Company in a form satisfactory to Buyer's counsel.

                           7.1.7. Non-competition agreements from each Seller in
                  a form satisfactory to Buyer's counsel.

                           7.1.8. Any other documents, certificates, or
                  instruments contemplated by this Agreement to be delivered by Sellers to Buyer.

                  7.2. CLOSING DOCUMENTS DELIVERED BY BUYER. Sellers shall have received at the Closing the following documents, dated as of the Closing date:

                           7.2.1. Any documents, certificates, or instruments
                  contemplated by this Agreement to be delivered by Buyer to Sellers.

                                     EX-78

         8.       MISCELLANEOUS.

                  8.1.     NOTICES.

                  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by fax during normal business hours of the recipient, the next business day if sent by a national overnight delivery service, charges prepaid, or three (3) days after mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

                  If to Buyer:
                  TPS Coastal Electric, Inc.
                  600 Travis, Suite 6000
                  Houston, Texas  77002
                  Attention:  Mr. Michael L. Stansberry

                  With a copy to:
                  First Reserve Corporation
                  1801 California Street
                  Denver, Colorado 80202
                  Attention: Thomas R. Denison
                  Fax No.: (303) 382-1275

                  and

                  Porter & Hedges, L.L.P.
                  700 Louisiana, Suite 3500
                  Houston, Texas 77002
                  Attention:  Mr. Richard L. Wynne
                  Fax No.: (713) 226-0247

                  If to Sellers:
                  Gary Wofford
                  600 Rio Grande Drive
                  Mission, Texas 78572

                  Larry Wofford
                  2616 Wofford Road
                  Bay City, Texas 77414

                  Darlene Lyle
                  2617 Wofford Road
                  Bay City, Texas 77414

                  Gayla Jessup
                  1231 Pioneer
                  Richmond, Texas 77469

                  Stanley Wofford
                  2705A Wofford Road
                  Bay City, Texas 77414

                  With copies to:
                  B. Allen Cumbie
                  1514 Seventh Street

                                     EX-79

                  Bay City, Texas 77414
                  Fax No. (979) 245-1146


                  8.2.     ASSIGNABILITY AND PARTIES IN INTEREST.

                  This Agreement shall inure to the benefit of and be binding upon Buyer and Sellers and their respective successors and assigns, provided, Sellers may not assign their rights and obligations without the consent of Buyer.

                  8.3.     GOVERNING LAW.

                  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE.

                  8.4.     COUNTERPARTS.

                  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

                  8.5.     INDEMNIFICATION FOR BROKERAGE.

                           Buyer and Sellers each represent and warrant that no
broker or finder has acted on its behalf in connection with this Agreement or the transactions contemplated hereby. In addition to the indemnification obligations contained in Section 6, each party hereto agrees to indemnify and hold harmless the others from any claim or demand for commissions or other compensation by any broker, finder or similar agent who is or claims to have been employed by or on behalf of such party.

                  8.6.     PUBLICITY.

                  Sellers and Buyer agree that press releases and other announcements to be made by any of them with respect to the transactions contemplated hereby shall be subject to mutual agreement. Notwithstanding the foregoing, Sellers and Buyer may respond to inquiries relating to this Agreement and the transactions contemplated hereby by the press, securities analysts, employees, or customers without any notice or further consent of the other parties hereto.

                  8.7.     COMPLETE AGREEMENT.

                  This Agreement, the Exhibits hereto, the Schedules and the documents delivered pursuant to this Agreement contain or will contain the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

                  8.8.     INTERPRETATION.

                  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  8.9.     SEVERABILITY.

                  Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.


                                     EX-80

                  8.10.    KNOWLEDGE: DUE DILIGENCE INVESTIGATION.

                  All representations and warranties contained herein which are made to the knowledge of Sellers or Buyer shall mean to the knowledge of Sellers and/or Buyer based on, and assuming they had conducted, a reasonable investigation of such matters.

                  8.11.    EXPENSES AND TRANSACTIONS.

                  All fees, costs and expenses incurred by Buyer or Sellers in connection with the transactions contemplated by this Agreement shall be borne by the party incurring the same.

                  8.12.    LIMIT ON INTEREST.

                  Notwithstanding anything in this Agreement to the contrary, neither party hereto shall be obligated to pay interest at a rate higher than the maximum rate permitted by applicable law.

                  8.13.    SUBMISSION TO JURISDICTION.

                  Each of the parties hereto irrevocably consents that any legal action or proceeding against it or any of its property with respect to this Agreement or any other agreement executed in connection herewith may be brought in a District Court of Harris County, Texas, any Federal court of the United States of America located in Harris County, Texas, or both, and by the execution and delivery of this Agreement each party hereto hereby accepts with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

                  8.14.    ARBITRATION.

                  Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this Section 8.14, may at the election of Buyer or Sellers be solely and finally settled by arbitration conducted in Texas, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization; provided however, that this Section 8.14 shall not apply nor be interpreted to affect the resolution of a Dispute Notice through the arbitration procedures set forth in Section 2.3.3 of this Agreement. Judgment upon any award rendered by the arbitrator(s) may be entered by the state or Federal Court having jurisdiction thereof. Any of the parties may demand arbitration by written notice to the other and to the American Arbitration Association ("Demand for Arbitration"). Any Demand for Arbitration pursuant to this Section 8.14 shall be made within 180 days from the date that the dispute upon which the demand is based arose or the other parties shall have the option to have such dispute adjudicated in a court of competent jurisdiction pursuant to Section 8.13. The Arbitrators shall conduct the arbitration in a manner in accordance with the laws of the State of Delaware and the rules of the American Arbitration Association. The arbitrators may only award compensatory damages and are specifically not empowered to award punitive damages. The parties hereby expressly waive any right any of them may have to punitive damages. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable.

                  8.15. WAIVER OF PUNITIVE DAMAGES. The parties hereby expressly waive any right any of them may have to punitive damages.

                                     EX-81

          IN WITNESS WHEREOF, the undersigned duly execute this Agreement as of the date first written above.

                                                  SELLERS:

                                       /s/ GARY WOFFORD
                                       -----------------------------------------
                                       Gary Wofford

                                       /s/ LARRY WOFFORD
                                       -----------------------------------------
                                       Larry Wofford

                                       /s/ DARLENE LYLE
                                       -----------------------------------------
                                       Darlene Lyle

                                       /s/ GAYLA JESSUP
                                       -----------------------------------------
                                       Gayla Jessup

                                       /s/ STANLEY WOFFORD
                                       -----------------------------------------
                                       Stanley Wofford

                                       BUYER:

                                       TPS COASTAL ELECTRIC, INC.



                                       By: /s/ MICHAEL L. STANSBERRY
                                          --------------------------------------
                                               Michael L. Stansberry
                                               President


                                     EX-82